UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 19, 2009

Geotec, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-26315

(Commission File Number)

59-3357040

(IRS Employer Identification No.)

110 East Atlantic Avenue, Suite 200, Delray Beach, Florida   33444

(Address of Principal Executive Offices and Zip Code)

(561) 276-9960

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 – Corporate Governance and Management

Item 5.02 Appointment of Director; Appointment of Officer.

Geotec, Inc. (“Geotec” or the “Company”), announced today the appointment of Paul Ferruzza, age 60, to the board of directors for the Company and to the position of Vice President of Business Development. The Company has entered into a one-year contract with Mr. Ferruzza that provides for annual compensation in the amount of one hundred twenty thousand dollars ($120,000.00).

For the past five (5) years Mr. Ferruzza has been the Managing Partner and owner of Overland Ventures, LLC, a company engaged in the business of real estate acquisition and sales.  Mr. Ferruzza also served as the president and owner of FT Leasing & Financial, Inc., a business engaged in the leasing of medical equipment and heavy equipment as well as the mortgage brokerage business. Mr. Ferruzza is a graduate of the University of Colorado where he received a Bachelor of Arts degree in both business administration and political science. Neither of the aforementioned companies has ever had any business relationship or affiliation with Geotec except that FT Leasing & Financial, Inc. entered into a Commodity Purchase agreement with Geotec on June 10, 2005, which agreement expired on its own terms in June 2008 and, Overland Ventures, LLC is a shareholder of Geotec.  Mr. Ferruzza does not presently serve as a director for (i) any other company that has a class of securities registered under the Securities Exchange Act of 1934; or (ii) any company that is registered as an investment company under the Investment Company Act of 1940.  Within the last year, the Company has not been a participant in any transaction with Mr. Ferruzza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOTEC, INC.

By:

/s/:  Bradley T. Ray

Bradley T. Ray,

Chairman of the Board of Directors,

Chief Executive Officer

DATED:  November 19, 2009.

2